Exhibit 10.5
BB&T EQUIPMENT FINANCE CORPORATION

RIDER NO. 2 TO EQUIPMENT SCHEDULE SERIES A NO. 1
To and part of Equipment Schedule Series A No. 1 dated as of the 27th day of November, 2009 (the “Schedule”), executed pursuant to that certain Master Lease Agreement dated as of the 25th day of November, 2009 (the “Lease”), each between BB&T EQUIPMENT FINANCE CORPORATION, its successors and assigns (“Lessor”), and POWERSECURE, INC., its successors and permitted assigns (“Lessee”).
RETURN PROVISIONS: In addition to the provisions of Section 13 of the Lease (provided that any inconsistency between the provisions of Section 13 and this Rider shall be resolved in favor of the provisions of this Rider), and provided that Lessee has not elected to exercise its option to purchase the Equipment, Lessee shall, at its expense:
          (A) At least one hundred eighty (180) days prior to expiration or earlier termination of the Lease, provide to Lessor the location and a detailed inventory of all major components of the Equipment. The inventory should include, but not be limited to, a listing of model and serial numbers for all major components comprising the Equipment.
          (B) At least one hundred eighty (180) days prior to expiration or earlier termination of the Lease, upon receiving reasonable, notice from Lessor, use Lessee’s best efforts to provide or cause the vendor(s) or manufacturer(s) to provide to Lessor the following documents: (1) one set of service manuals and operating manuals including replacements and/or additions thereto, such that all documentation is as up-to-date as possible; (2) one set of documents, detailing equipment configuration, operating requirements, available maintenance records, and other available technical data concerning the set-up and operation of the Equipment, including major replacements and/or additions thereto, such that all documentation is as completely up-to-date as possible.
          (C) At least one hundred twenty (120) days prior to expiration or earlier termination of the Lease: (1) cause the manufacturer(s), or other persons expressly and reasonably authorized by the manufacturer and/or Lessor, to inspect, examine and test all material and workmanship to ensure the Equipment is operating within the manufacturer’s specifications, allowing for ordinary wear and tear; (2) provide to Lessor a written report from the authorized inspector detailing said inspection and condition that the Equipment and all its components will operate properly in order to handle fully rated loads within the manufacturer’s specifications. The Equipment’s electrical system will be in good operating conditions with all wiring free of cuts, breaks or cracks; (3) if during such inspection, examination and test, the authorized inspector finds any of the components, material or workmanship to be defective or the equipment not operating within the manufacturer’s specifications, then Lessee shall repair or replace such defective material with OEM approved materials as per the manufacturer’s recommendations and, after corrective measures are completed Lessee will provide for another inspection of the equipment by the authorized inspector as outlined above.
          (D) At least ninety (90) days prior to expiration or earlier termination of the Lease and ninety (90) days after expiration or earlier termination of the lease, at Lessor’s sole discretion and upon receiving reasonable notice from Lessor, make the Equipment available for on-site operational inspections by potential purchasers, above ground and under power, and provide personnel, power and other requirements necessary to demonstrate electrical and mechanical systems for each item of the Equipment. Lessee shall permit Lessor, or Lessor’s authorized representative, to video tape the Equipment “under power” at Lessee’s site during normal working hours, mutually agreeable to Lessee for the purposes of assisting in the re-marketing of the Equipment.
          (E) At Lessor’s option, allow Lessor, at Lessor’s expense, between sixty (60) days prior to expiration or earlier termination of the Lease and ninety (90) days after expiration or earlier termination of the Lease, and provided (1) Lessor has provided reasonable notice to Lessee, and (2) if the Equipment is on the site of Lessee’s Customer, Lessee’s Customer has consented in writing, to arrange for an on-site auction of the Equipment in an assembled and functional state. Any such auction may also be conducted following Lease termination or expiration and will be conducted in such a manner which will not interfere with Lessee’s other operations. Lessee shall provide personnel, power and all other operational requirements necessary to demonstrate the equipment and its electrical, mechanical and hydraulic systems for each item of the Equipment.

          (F) If requested by Lessor, Lessee shall actively assist Lessor with the re-marketing of the Equipment for a period of up to two (2) months following the return of the Equipment, or until such time that all of the Equipment has been disposed of in a manner acceptable to Lessor.
          (G) With respect to maintenance, Lessee may not discriminate against the Equipment with respect to scheduling of maintenance, parts, or service.
          (H) Unless it is customary under normal operating conditions, the Equipment will not remain idle or out of service for a period of more than 90 days, other than for specific scheduled maintenance.
          (I) Lessor at its sole discretion may, from time to time, inspect the Equipment at Lessor’s sole expense. If any discrepancies are found that materially adversely affect the value, utility or remaining useful life of the Equipment, Lessor will communicate these discrepancies to Lessee in writing. Lessee shall have sixty (60) days to rectify these discrepancies at its sole expense, or Lessee may determine that such item of the Equipment has suffered a Total Loss, in which case the provisions of Section 12 of the Lease shall apply. Lessee shall pay all expenses for the re-inspection by Lessor appointed expert, if corrective measures were required.
          (J) Provide for the de-installation, packing and transporting of the Equipment to include, but not limited to the following: (1) the manufacturer’s representative or other qualified person reasonably acceptable to Lessor shall de-install all Equipment (including all wire, cable and mounting hardware) in a manner that does not damage the assets, equipment or property of Lessee or its customers; (2) the Equipment shall be packed properly and in accordance to the manufacturer’s recommendation (if applicable), given its destination and mode of transport; and (3) Lessee shall transport the Equipment in a manner consistent with the manufacturer’s recommendations and industry practices (if applicable).
          (K) Obtain and pay for a policy of transit insurance for the delivery period in an amount equal to the replacement value of the Equipment with Lessor named as loss payee on all such policies of insurance.
          (L) Provide safe, secure storage for the Equipment for a period of up to ninety (90) days after expiration or early termination of the Lease at up to five (5) accessible locations satisfactory to Lessor.
          (M) Provide that all Equipment will be cleaned and cosmetically acceptable, and in such condition so that it may be immediately installed and placed into use in a similar operating environment.
          (N) Ensure all Equipment and equipment operation, including emissions, conform to all applicable local, state, Environmental Protection Agency (“EPA”), and federal laws, health and safety guidelines. Said emissions should meet or exceed then current minimum standards as set by the governmental agency(s) regulating the Equipment’s operation for each individual state/county/municipality/province of North America.
          (O) Ensure that at time of return of the Equipment, each item of Equipment will have at least forty (40%) percent remaining time before next scheduled rebuild or overhaul as recommended by manufacturer.
          (P) Be responsible for the cost of all repairs, alterations, inspections, appraisals, storage charges, insurance costs, demonstration costs, and other related costs necessary to place the Equipment in such condition as to be in complete compliance with this Lease.
          (Q) If any item of Equipment is not returned to Lessor, it shall deemed to be a casualty and an Event of Loss during the Lease term.
          As used herein, “Equipment” shall mean the Equipment described on all Schedules of this series.

BB&T EQUIPMENT FINANCE CORPORATION			POWERSECURE, INC.
Lessor			Lessee

By:		/s/ Jeannie McManus	By:		/s/ Christopher T. Hutter

	Name:	Jeannie McManus		Name:	Christopher T. Hutter

	Title:	Vice President		Title:	Chief Financial Officer

2